Civeo Reports Fourth Quarter and Full Year 2023 Results

Highlights:
•Reported fourth quarter 2023 revenues of $170.8 million, net income of $23.0 million and operating cash flow of $40.0 million, with full year 2023 revenues of $700.8 million, net income of $30.2 million and operating cash flow of $96.6 million;

•Reported fourth quarter 2023 Adjusted EBITDA of $17.4 million and free cash flow of $39.2 million, with full year 2023 Adjusted EBITDA of $102.0 million and free cash flow of $81.7 million;

•Reduced total debt in the fourth quarter by $37.7 million to $65.6 million as of December 31, 2023;

•Initiated regular quarterly dividend in September 2023 and continued opportunistic share repurchases, resulting in the return of 23% of 2023 free cash flow to shareholders; and

•Completed the previously announced sale of McClelland Lake Lodge in January 2024, with additional potential associated revenue opportunities under consideration.

HOUSTON and CALGARY, February 29, 2024 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2023.

“We ended 2023 in a solid financial position. Our continued discipline in capital allocation and strong cash flow enabled us to reach our target leverage ratio and return capital to shareholders through continued share repurchases and the initiation of a quarterly dividend. We continued to deliver strong results in the fourth quarter with revenues, Adjusted EBITDA and free cash flow above expectations. In the fourth quarter, Australian Adjusted EBITDA increased 64% compared to the fourth quarter of 2022, driven by the third consecutive quarter of record billed rooms in our owned villages coupled with improved margins in our Australian integrated services business benefiting from our inflation mitigation efforts,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, "Additionally, we are excited to announce that the sale of McClelland Lake Lodge was completed earlier this year. The majority of the proceeds were received in the fourth quarter with the remainder received in January. We were awarded the transportation contract for the assets, which is currently in progress, and will continue to pursue opportunities related to this sale as well as other opportunities to redeploy underutilized assets.”
Mr. Dodson added, “Despite the wind-down of LNG-related activity in Canada, we entered 2024 with significant strength and flexibility. We will continue to execute on our capital allocation framework we announced in September that includes a quarterly dividend and opportunistic share repurchases while maintaining a prudent leverage ratio and investing in growth at attractive economics.”

Fourth Quarter 2023 Results
In the fourth quarter of 2023, Civeo generated revenues of $170.8 million and reported net income of $23.0 million, or $1.55 per diluted share. During the fourth quarter of 2023, Civeo produced operating cash flow of $40.0 million, Adjusted EBITDA of $17.4 million and free cash flow of $39.2 million.
By comparison, in the fourth quarter of 2022, Civeo generated revenues of $162.2 million and reported a net loss of $13.0 million, or $1.31 per diluted share. The loss resulted in part from $5.7 million in costs associated with impairments on assets in Australia and the U.S. During the fourth quarter of 2022, Civeo produced operating cash flow of $29.4 million, Adjusted EBITDA of $15.1 million and free cash flow of $25.8 million.
Overall, the increase in Adjusted EBITDA in the fourth quarter of 2023 compared to 2022 was primarily due to increased billed rooms at the Australian Bowen Basin villages and improved margins in the Australian integrated services business, partially offset by the expected wind-down of LNG-related Canadian mobile camp activity, including $5.6 million in mobile camp demobilization costs.

Full Year 2023 Results
For the full year 2023, the Company reported revenues of $700.8 million and net income of $30.2 million, or $2.01 per diluted share. Adjusted EBITDA for the full year 2023 was $102.0 million. This compared to revenues of $697.1 million and net income of $2.2 million, or $0.21 loss per diluted share, for the full year 2022. Adjusted EBITDA was $112.8 million in 2022. Results for the full year of 2023 reflect the impact of weakened Australian and Canadian dollars relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $28.8 million and $5.7 million, respectively.

The decrease in Adjusted EBITDA in 2023 as compared to 2022 was largely driven by the wind-down of LNG-related activity in Canada and the impact of weakened Canadian and Australian dollars, partially offset by significant improvement across our Australian business.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2023 to the results for the fourth quarter of 2022.)
Canada
During the fourth quarter of 2023, the Canada segment generated revenues of $72.7 million, operating income of $15.6 million and Adjusted EBITDA of $3.4 million, compared to revenues of $88.0 million, operating loss of $6.1 million and Adjusted EBITDA of $11.8 million in the fourth quarter of 2022.
The Canadian segment experienced a 17% period-over-period decrease in revenues and a 72% decrease in Adjusted EBITDA driven by the wind-down of LNG-related mobile camp activity, including $5.6 million of mobile camp demobilization costs.

Australia
During the fourth quarter of 2023, the Australia segment generated revenues of $89.3 million, operating income of $13.2 million and Adjusted EBITDA of $21.5 million, compared to revenues of $73.1 million, operating loss of $2.7 million and Adjusted EBITDA of $13.1 million in the fourth quarter of 2022. Operating loss for the fourth quarter of 2022 includes asset impairment charges of $3.8 million.

The Australian segment experienced a 22% period-over-period increase in revenues and a 64% increase in Adjusted EBITDA driven by a 23% year-over-year increase in billed rooms, increased integrated services activity and improved margins.

Financial Condition and Capital Allocation
As of December 31, 2023, Civeo had total liquidity of approximately $136.4 million, consisting of $133.1 million available under its revolving credit facilities and $3.3 million of cash on hand.
Civeo’s total debt outstanding on December 31, 2023 was $65.6 million, a $37.7 million decrease from September 30, 2023 and a $66.5 million decrease from December 31, 2022.
Civeo reported a net leverage ratio of 0.6x as of December 31, 2023.
During 2023, Civeo invested $31.6 million in capital expenditures, up from $25.4 million during 2022. Capital expenditures in both periods were primarily related to maintenance spending on the Company’s lodges and villages. Capital expenditures in 2023 also included $10.0 million related to customer-funded infrastructure upgrades at three Australian villages.

The Company previously announced that its board of directors declared a quarterly cash dividend of $0.25 per common share, payable on March 18, 2024 to shareholders of record as of close of business on February 26, 2024. For purposes of the Income Tax Act (Canada), the Company has designated this dividend to be an "eligible dividend".

Full Year 2024 Guidance
For the full year of 2024, Civeo expects revenues of $625.0 million to $700.0 million, Adjusted EBITDA of $80.0 million to $90.0 million and capital expenditures of $30.0 million to $35.0 million.

Conference Call
Civeo will host a conference call to discuss its fourth quarter 2023 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13744459#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13744459#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 24 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 26,000 rooms. Civeo is publicly traded under the symbol CVEO on the
New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to share repurchases and dividends, and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and
Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Revenues	$170,799	$162,193	$700,805	$697,052

Costs and expenses:
Cost of sales and services	135,052	127,671	530,287	517,063
Selling, general and administrative expenses	19,720	19,390	72,605	69,962
Depreciation and amortization expense	15,865	21,396	75,142	87,214
Impairment expense	1,395	5,721	1,395	5,721
Gain on sale of McClelland Lake Lodge assets, net	(23,458)	—	(18,590)	—
Other operating expense	177	261	479	74
	148,751	174,439	661,318	680,034
Operating income (loss)	22,048	(12,246)	39,487	17,018

Interest expense	(2,552)	(3,397)	(13,177)	(11,474)
Interest income	46	24	172	39
Other income	10,845	859	13,881	5,149
Income (loss) before income taxes	30,387	(14,760)	40,363	10,732
Income tax benefit (provision)	(7,736)	2,689	(10,633)	(4,402)
Net income (loss)	22,651	(12,071)	29,730	6,330
Less: Net income (loss) attributable to noncontrolling interest	(374)	627	(427)	2,333
Net income (loss) attributable to Civeo Corporation	23,025	(12,698)	30,157	3,997
Less: Dividends attributable to Class A preferred shares	—	302	—	1,771
Net income (loss) attributable to Civeo Corporation common shareholders	$23,025	$(13,000)	$30,157	$2,226

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$1.57	$(1.31)	$2.02	$(0.21)
Diluted	$1.55	$(1.31)	$2.01	$(0.21)

Weighted average number of common shares outstanding:
Basic	14,687	13,835	14,906	14,002
Diluted	14,855	13,835	15,013	14,002

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2023	December 31, 2022
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$3,323	$7,954
Accounts receivable, net	143,222	119,755
Inventories	6,982	6,907
Assets held for sale	5,873	8,653
Prepaid expenses and other current assets	15,846	10,280
Total current assets	175,246	153,549

Property, plant and equipment, net	270,563	301,890
Goodwill, net	7,690	7,672
Other intangible assets, net	77,999	81,747
Operating lease right-of-use assets	12,286	15,722
Other noncurrent assets	4,278	5,604
Total assets	$548,062	$566,184

Current liabilities:
Accounts payable	$58,699	$51,087
Accrued liabilities	40,523	39,211
Income taxes	3,831	178
Current portion of long-term debt	—	28,448
Deferred revenue	4,849	991
Other current liabilities	6,334	8,342
Total current liabilities	114,236	128,257

Long-term debt	65,554	102,505
Deferred income taxes	11,803	4,778
Operating lease liabilities	9,264	12,771
Other noncurrent liabilities	24,167	14,172
Total liabilities	225,024	262,483

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,628,972	1,624,512
Accumulated deficit	(919,023)	(930,123)
Treasury stock	(9,063)	(9,063)
Accumulated other comprehensive loss	(380,715)	(385,187)
Total Civeo Corporation shareholders' equity	320,171	300,139
Noncontrolling interest	2,867	3,562
Total shareholders' equity	323,038	303,701
Total liabilities and shareholders' equity	$548,062	$566,184

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31,
	2023	2022

Cash flows from operating activities:
Net income	$29,730	$6,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,142	87,214
Impairment charges	1,395	5,721
Deferred income tax expense	6,806	4,177
Non-cash compensation charge	4,460	3,787
Gain on disposals of assets	(21,196)	(4,917)
Provision for loss on receivables, net of recoveries	135	162
Other, net	1,660	3,223
Changes in operating assets and liabilities:
Accounts receivable	(22,311)	(14,447)
Inventories	5	(1,845)
Accounts payable and accrued liabilities	7,438	12,323
Taxes payable	3,576	5
Other current assets and liabilities, net	9,725	(9,960)
Net cash flows provided by operating activities	96,565	91,773

Cash flows from investing activities:
Capital expenditures	(31,633)	(25,421)
Proceeds from disposition of property, plant and equipment	16,740	16,286
Other, net	372	190
Net cash flows used in investing activities	(14,521)	(8,945)

Cash flows from financing activities:
Term loan repayments	(29,899)	(30,442)
Revolving credit borrowings (repayments), net	(37,846)	(3,374)
Dividends paid	(7,423)	—
Repurchases of common shares	(11,634)	(14,209)
Repurchases of preferred shares	—	(30,553)
Other, net	—	(1,078)
Net cash flows used in financing activities	(86,802)	(79,656)

Effect of exchange rate changes on cash	127	(1,500)
Net change in cash and cash equivalents	(4,631)	1,672

Cash and cash equivalents, beginning of period	7,954	6,282
Cash and cash equivalents, end of period	$3,323	$7,954

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues
Canada	$72,728	$88,013	$352,795	$395,997
Australia	89,345	73,098	336,763	278,252
Other (2)	8,726	1,082	11,247	22,803
Total revenues	$170,799	$162,193	$700,805	$697,052

EBITDA (1)
Canada	$36,519	$11,803	$86,502	$83,248
Australia	21,469	9,286	74,069	57,118
Corporate, other and eliminations (2)	(8,856)	(11,707)	(31,634)	(33,318)
Total EBITDA	$49,132	$9,382	$128,937	$107,048

Adjusted EBITDA (1)
Canada	$3,353	$11,803	$58,204	$83,248
Australia	21,469	13,094	74,069	60,926
Corporate, other and eliminations (2)	(7,461)	(9,794)	(30,239)	(31,405)
Total adjusted EBITDA	$17,361	$15,103	$102,034	$112,769

Operating income (loss)
Canada	$15,569	$(6,058)	$20,187	$17,023
Australia	13,177	(2,715)	36,317	14,731
Corporate, other and eliminations (2)	(6,698)	(3,473)	(17,017)	(14,736)
Total operating income (loss)	$22,048	$(12,246)	$39,487	$17,018

(1) Please see Non-GAAP Reconciliation Schedule.

(2) Prior to the first quarter of 2023, we presented the U.S. operating segment as a separate reportable segment. Our operating segment in the U.S. no longer meets the reportable segment quantitative thresholds, and is included within the Other and Corporate, other and eliminations categories. Prior periods have been adjusted to conform to this presentation.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

EBITDA (1)	$49,132	$9,382	$128,937	$107,048
Adjusted EBITDA (1)	$17,361	$15,103	$102,034	$112,769
Free Cash Flow (2)	$39,188	$25,757	$81,672	$82,638
Net Leverage Ratio (3)			0.6x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Net income (loss) attributable to Civeo Corporation	$23,025	$(12,698)	$30,157	$3,997
Income tax provision (benefit)	7,736	(2,689)	10,633	4,402
Depreciation and amortization	15,865	21,396	75,142	87,214
Interest income	(46)	(24)	(172)	(39)
Interest expense	2,552	3,397	13,177	11,474
EBITDA	$49,132	$9,382	$128,937	$107,048
Adjustments to EBITDA
Impairment of long-lived assets (a)	1,395	5,721	1,395	5,721
Net gain on disposition of McClelland Lake Lodge assets (b)	(33,166)	—	(28,298)	—
Adjusted EBITDA	$17,361	$15,103	$102,034	$112,769

(a)Relates to asset impairments in the fourth quarter of 2023 and 2022. In the fourth quarter of 2023, we recorded a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.4 million. In the fourth quarter of 2022, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $3.8 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $1.9 million.

(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the fourth quarter of 2023, we recorded gains associated with the sale of the McClelland Lake Lodge of $33.2 million, which are included in Gain on sale of McClelland Lake Lodge assets, net ($23.5 million) and Other income ($9.7 million) on the unaudited statements of operations. In the third quarter of 2023, we recorded expenses associated with the sale of our McClelland Lake Lodge of $4.9 million, which are included in Gain on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Net Cash Flows Provided by Operating Activities	$39,972	$29,401	$96,565	$91,773
Capital expenditures	(10,454)	(7,955)	(31,633)	(25,421)
Proceeds from disposition of property, plant and equipment	9,670	4,311	16,740	16,286
Free Cash Flow	$39,188	$25,757	$81,672	$82,638

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of December 31,
2023

Total debt	$65,554
Less: Cash and cash equivalents	3,323
Net debt	$62,231

Adjusted EBITDA for the twelve months ended December 31, 2023 (a)	$102,034
Adjustments to Adjusted EBITDA
Stock-based compensation	4,460
Interest income	172
Incremental adjustments for McClelland Lake Lodge disposition (b)	3,330
Bank-adjusted EBITDA	$109,996

Net leverage ratio (c)	0.6x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation.
(b) Related to incremental adjustments associated with the sale of the McClelland Lake Lodge assets as required by our credit facility.
(c) Calculated as net debt divided by bank-adjusted EBITDA.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2024
EBITDA Range (1)	$86.0	$96.0
Adjusted EBITDA Range (1)	$80.0	$90.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2024
	(estimated)

Net income (loss)	$(6.0)	$2.0
Income tax provision	12.0	14.0
Depreciation and amortization	72.0	72.0
Interest expense	8.0	8.0
EBITDA	$86.0	$96.0
Adjustments to EBITDA
Net gain on disposition of McClelland Lake Lodge assets (a)	(6.0)	(6.0)
Adjusted EBITDA	$80.0	$90.0

(a)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$58,926	$60,106	$266,926	$279,455
Mobile facility rental revenue (2)	7,147	23,041	61,899	96,400
Food and other services revenue (3)	6,655	4,866	23,970	20,142
Total Canadian revenues	$72,728	$88,013	$352,795	$395,997

Costs
Accommodation cost	$45,251	$48,049	$195,843	$204,592
Mobile facility rental cost	11,337	15,116	49,073	60,055
Food and other services cost	6,120	4,590	21,821	18,372
Indirect other cost	2,637	2,728	10,330	10,557
Total Canadian cost of sales and services	$65,345	$70,483	$277,067	$293,576

Average daily rates (4)	$95	$93	$97	$100

Billed rooms (5)	617,325	621,991	2,710,784	2,759,521

Canadian dollar to U.S. dollar	$0.734	$0.736	$0.741	$0.769

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$46,881	$37,747	$177,834	$152,714
Food and other services revenue (3)	42,464	35,351	158,929	125,538
Total Australian revenues	$89,345	$73,098	$336,763	$278,252

Costs
Accommodation cost	$21,791	$18,260	$85,461	$73,325
Food and other services cost	38,467	35,121	148,599	119,957
Indirect other cost	2,305	2,024	8,951	7,662
Total Australian cost of sales and services	$62,563	$55,405	$243,011	$200,944

Average daily rates (4)	$74	$73	$75	$75

Billed rooms (5)	637,759	518,925	2,371,763	2,024,068

Australian dollar to U.S. dollar	$0.651	$0.657	$0.665	$0.695

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for Civeo owned Canadian lodges and Australian villages for the periods presented.

CONTACT:

Carolyn J. Stone

Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400